Exhibit 10.1

AMENDED AND RESTATED ADVISORY AGREEMENT (2025)

among

ARES INDUSTRIAL REAL ESTATE INCOME TRUST INC.,

AIREIT OPERATING PARTNERSHIP LP

and

ARES COMMERCIAL REAL ESTATE MANAGEMENT LLC

TABLE OF CONTENTS

1.DEFINITIONS1

2.APPOINTMENT10

3.DUTIES OF THE ADVISOR10

4.AUTHORITY OF ADVISOR17

5.BANK ACCOUNTS17

6.RECORDS; ACCESS18

7.LIMITATIONS ON ACTIVITIES18

8.RELATIONSHIP WITH DIRECTORS18

9.FEES19

10.EXPENSES23

11.OTHER SERVICES26

12.REIMBURSEMENT TO THE ADVISOR26

13.OTHER ACTIVITIES OF THE ADVISOR.27

14.TERM; TERMINATION OF AGREEMENT28

15.TERMINATION BY THE PARTIES28

16.ASSIGNMENT28

17.PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION28

18.INDEMNIFICATION BY THE CORPORATION AND THE OPERATING PARTNERSHIP29

19.INDEMNIFICATION BY ADVISOR30

20.NOTICES31

21.MODIFICATION31

22.SEVERABILITY31

23.CONSTRUCTION31

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24.ENTIRE AGREEMENT31

25.INDULGENCES, NOT WAIVERS32

26.GENDER32

27.TITLES NOT TO AFFECT INTERPRETATION32

28.EXECUTION IN COUNTERPARTS32

29.INITIAL INVESTMENT32

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AMENDED AND RESTATED ADVISORY AGREEMENT (2025)

THIS AMENDED AND RESTATED ADVISORY AGREEMENT (2025) (this “Agreement”), dated and effective as of April 30, 2025, is among Ares Industrial Real Estate Income Trust Inc., a Maryland corporation (the “Corporation”), AIREIT Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), and Ares Commercial Real Estate Management LLC, a Delaware limited liability company (the “Advisor”).

W I T N E S S E T H

WHEREAS, the Corporation has qualified as a REIT (as defined below), and invests its funds in investments permitted by the terms of Sections 856 through 860 of the Code (as defined below);

WHEREAS, the Corporation is the general partner of the Operating Partnership and conducts all its business and makes all investments in Real Properties, Real Estate Related Securities, and Debt Investments through the Operating Partnership;

WHEREAS, the Corporation and the Operating Partnership desire to avail themselves of the experience, sources of information, advice, assistance and certain facilities of the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision, of the Board of Directors of the Corporation all as provided herein;

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth;

WHEREAS, the Corporation, the Operating Partnership and the Advisor entered into that certain Second Amended and Restated Advisory Agreement (2024), dated as of August 2, 2024 (the “Prior Agreement”);

WHEREAS, the parties hereto now wish to amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.DEFINITIONS. As used in this Agreement, the following terms have the definitions hereinafter indicated:

Acquisition Expenses. Any and all expenses, exclusive of Acquisition Fees, incurred by the Corporation, the Operating Partnership, the Advisor, or any of their Affiliates in connection with the selection, acquisition or development of any Real Property, Real Estate Related Security or Debt Investment, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums, and the costs of performing due diligence.

Acquisition Fees. Any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Corporation, the Operating Partnership or the Advisor) in connection with making or investing in Debt Investments or the purchase, development or construction of a Real Property, including real estate commissions, selection fees, development fees, construction fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature. Excluded shall be development fees and construction fees paid to any Person not affiliated with the Sponsor in connection with the actual development and construction of a project.

Advisor. Ares Commercial Real Estate Management LLC, a Delaware limited liability company, any successor advisor to the Corporation, the Operating Partnership or any person or entity to which Ares Commercial Real Estate Management LLC or any successor advisor subcontracts substantially all of its functions. Notwithstanding the forgoing, a Person hired or retained by Ares Commercial Real Estate Management LLC to perform property and securities management and related services for the Corporation or the Operating Partnership that is not hired or retained to perform substantially all of the functions of Ares Commercial Real Estate Management LLC with respect to the Corporation or the Operating Partnership as a whole shall not be deemed to be an Advisor.

Advisory Fee. The fee payable to the Advisor pursuant to Section 9(b).

Affiliate or Affiliated. With respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Annual Total Return Amount. The overall investment return, expressed as a dollar amount per OP Unit, which shall be equal to the sum of (1) the Weighted-Average Distributions per OP Unit over the applicable period, and (2) the Ending VPU, adjusted to remove the negative impact on the overall investment return from the payment or the obligation to pay, or distribute, as applicable, the Performance Component and Class-Specific Fees, less the Beginning VPU.

Articles of Incorporation. The Articles of Incorporation of the Corporation, as amended from time to time.

Assets. Any Real Property, Real Estate Related Securities, Debt Investments, other debt or other investment (other than investments in bank accounts, money market funds or other current assets) owned by the Corporation, directly or indirectly through one or more of its Affiliates.

Average Invested Assets. For a specified period, the average of the aggregate book value of the Assets invested, directly or indirectly, in Real Estate Related Securities, Debt Investments

and Real Properties, before deducting depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Beginning VPU. The VPU determined as of the end of the most recent month prior to the commencement of the applicable period.

Board of Directors or Board. The persons holding such office, as of any particular time, under the Articles of Incorporation of the Corporation, whether they be the Directors named therein or additional or successor Directors.

Bylaws. The bylaws of the Corporation, as the same are in effect from time to time.

Cause. With respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the Advisor, or an uncured material breach of this Agreement by the Advisor, which has not been cured within 30 days of such breach.

Class-Specific Fees. Any Distribution Fee expenses accrued or allocated directly or indirectly to a particular class of OP Units or Shares.

Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Contract Purchase Price. The term “Contract Purchase Price” shall mean (i) the amount actually paid or allocated in respect of the acquisition of a Real Property, (ii) the Corporation’s proportionate share of the amount actually paid or allocated in respect of the Real Property owned by any real estate related entity in which the Corporation acquires a majority economic interest or which the Corporation consolidates for financial reporting purposes in accordance with generally accepted accounting principles, (iii) the amount actually paid or allocated in respect of an investment in any other real estate related entity or (iv) the amount actually paid or allocated in respect of the origination or acquisition of Mortgages, other debt investments or other investments; in each case including any third party expenses, debt, whether borrowed or assumed, and exclusive of Acquisition Fees and Acquisition Expenses.

Corporation. Corporation shall have the meaning set forth in the preamble of this Agreement.

Debt Investments. The debt related investments which are owned from time to time by the Corporation or the Operating Partnership; such debt related investments include, but are not limited to, mortgage loans, B-notes, mezzanine debt, participating debt (including with equity-like features), non-traded preferred equity, convertible debt, hybrid instruments, equity instruments and other related investments.

Development Fee. The fee payable to the Advisor pursuant to Section 9(c).

Development Oversight Services. Services related to the oversight of the provision of Development Services by third parties with respect to Development Real Properties.

Development Real Properties. Real Properties for which the Advisor provides Development Services or Development Oversight Services, either in connection with the acquisition of such Real Properties (including, without limitation, forward commitment acquisitions), the stabilization of such Real Properties (including, without limitation, development or value add transactions), or both.

Development Services. Services related to the development, construction, improvement or stabilization, including tenant improvements, of Development Real Properties.

Director. A member of the Board of Directors of the Corporation.

Disposition Expenses. Any and all expenses incurred by the Corporation, the Operating Partnership, the Advisor, or any of their Affiliates in connection with the disposition of any Real Property, Real Estate Related Security or Debt Investment, whether or not finally sold, including, without limitation, legal fees and expenses, travel and communications expenses and accounting fees and expenses.

Distribution Fees. Any ongoing distribution fees, dealer manager fees or similar fees (as distinguished from up-front or one-time selling commissions and dealer manager fees) payable pursuant to the then-current dealer manager agreement between the Corporation and Ares Wealth Management Solutions, LLC.

Distributions. Any distributions of money or other property by the Corporation to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

DST Properties. Real properties that meet the following criteria: (i) tenancy-in-common or Delaware statutory trust beneficial interests in such properties have been sold by the Corporation or any Affiliate to third party investors and (ii) such properties are being leased by the Corporation or any Affiliate from the tenancy-in-common or Delaware statutory trust third party investors.

DST Property Consideration. The consideration received by the Corporation or any Affiliate for selling tenancy-in-common or Delaware statutory trust beneficial interests in DST Properties to third party investors, net of DST Up Front Fees.

DST Up Front Fees. Up front fees and expense reimbursements payable out of gross sale proceeds from the sale of tenancy-in-common or Delaware statutory trust beneficial interests in DST Properties, including but not limited to sales commissions, dealer manager fees and non-accountable expense allowances.

Ending VPU. The VPU as of the end of the last month in the applicable period.

Equity Shares. Transferable shares of beneficial interest of the Corporation of any class or series, including common shares or preferred shares.

Excess Amount. Excess Amount has the meaning set forth in Section 12.

Expense Year. Expense Year has the meaning set forth in Section 12.

Fixed Component. The non-variable component of the Advisory Fee as described in Section 9.

Fund Interests. The total outstanding Shares and outstanding OP Units that are held by parties other than the Corporation.

GAAP. Generally accepted accounting principles as in effect in the United States of America from time to time.

Good Reason. With respect to the termination of this Agreement, (i) any failure to obtain a satisfactory agreement from any successor to the Corporation and/or the Operating Partnership to assume and agree to perform the Corporation's and/or the Operating Partnership's obligations under this Agreement; or (ii) any uncured material breach of this Agreement of any nature whatsoever by the Corporation and/or the Operating Partnership that remains uncured for 30 days after written notice of such material breach has been provided to the Corporation and the Operating Partnership by the Advisor.

Gross Proceeds. The aggregate purchase price of all Shares sold for the account of the Corporation through all Offerings, without deduction for Organizational and Offering Expenses.

Hurdle Amount. For the applicable period, an amount that when annualized would equal 5.0% of the Beginning VPU.

Independent Director. Independent Director shall have the meaning set forth in the Articles of Incorporation.

Independent Expert. A person or entity with no material current or prior business or personal relationship with the Advisor or the Directors and who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation.

Independent Valuation Advisor. A firm that is (i) engaged to a substantial degree in the business of conducting valuations on commercial real estate properties, (ii) not affiliated with the Advisor and (iii) engaged by the Corporation with the approval of the Board to appraise the Real Properties or other assets or liabilities pursuant to the Valuation Procedures.

Joint Ventures. The joint venture, co-investment, co-ownership or partnership arrangements (other than arrangements between the Corporation and the Operating Partnership) in which the Corporation or any of its subsidiaries is a co-venturer, co-owner or general partner which are established to acquire or hold Assets.

Liquidity Event. The term “Liquidity Event” shall include, but shall not be limited to, (i) a Listing, (ii) a sale, merger or other transaction in which the Stockholders either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company, and (iii) the sale of all or substantially all of the Corporation’s Assets where Stockholders either receive, or have the option to receive, cash or other consideration.

Listing. The listing of the Shares on a national securities exchange or the receipt by the Corporation's stockholders of securities that are listed on a national securities exchange in exchange for the Corporation's common stock. Upon such Listing, the Shares shall be deemed Listed.

Loss Carryforward Amount. Loss Carryforward Amount equaled zero as of July 1, 2017 and cumulatively increases from then by the absolute value of any negative Annual Total Return Amount and decrease by any positive Annual Total Return Amount, provided that the Loss Carryforward Amount shall at no time be less than zero. The effect of the Loss Carryforward Amount is that the recoupment of past Annual Total Return Amount losses will offset the positive Annual Total Return Amount for purposes of the calculation of the Performance Component.

Mortgages. In connection with mortgage financing provided, invested in, participated in or purchased by the Corporation, all of the notes, deeds of trust, security interests or other evidences of indebtedness or obligations, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness or obligations.

NASAA REIT Guidelines. The Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association on May 7, 2007, as may be amended from time to time.

NAV. Net asset value, calculated pursuant to the Valuation Procedures.

NAV Calculations. The calculations used to determine the NAV of the Corporation, the Shares, the Operating Partnership and the OP Units, all as provided in the Valuation Procedures.

Net Income. For any period, the Corporation's total revenues applicable to such period, less the total expenses applicable to such period other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Corporation's assets.

Offering. A public offering of Shares pursuant to a Prospectus.

Operating Partnership. Operating Partnership has the meaning set forth in the preamble of this Agreement.

Operating Partnership Agreement. The Operating Partnership’s limited partnership agreement among the Corporation, as general partner, and the limited partners thereto.

Operating Partnership NAV. The NAV of the Operating Partnership, calculated pursuant to the Valuation Procedures.

OP Unit. A unit of limited partnership interest in the Operating Partnership, other than Special Partnership Units.

Organizational and Offering Expenses. Any and all cumulative costs and expenses incurred by and to be paid from the assets of the Corporation, including amounts reimbursable to the Advisor and its Affiliates pursuant and subject to Section 10(a)(i) hereof, in connection with the formation, qualification and registration of all of the Corporation’s Offerings and the subsequent marketing and distribution of Shares, including, without limitation, the following: total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys), any expense allowance granted by the Corporation to the underwriter (which may include a dealer manager) or any reimbursement of expenses of the underwriter by the Corporation, expenses for printing, engraving, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including accountants' and attorneys' fees.

Performance Component. The variable component of the Advisory Fee as described in Section 9.

Person. An individual, corporation, partnership, trust, joint venture, limited liability company or other entity.

Private Organizational and Offering Expenses. Any and all cumulative costs and expenses incurred by and to be paid from the assets of the Corporation or any of its subsidiaries, including amounts reimbursable to the Advisor and its Affiliates pursuant and subject to Section 10(a)(ii) hereof, in connection with the formation and qualification of any private offerings of any securities conducted by the Corporation or any of its subsidiaries and the subsequent marketing and distribution of such securities, including, without limitation, the following: total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys), any expense allowance granted by the Corporation or its subsidiaries to the underwriter (which may include a dealer manager) or any reimbursement of expenses of the underwriter by the Corporation or its subsidiaries, expenses for printing, engraving, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, fees, expenses and taxes related to the qualification of the sale of the securities under federal and state laws, including accountants' and attorneys' fees.

Property Accounting Services. Property Accounting Services are related to accounting for real property operations and generally acknowledged as “property accounting” by the real estate industry. Such services generally include maintaining the books and records of the property in accordance with GAAP and company policies, procedures, and internal controls, in a timely manner, and the processing of property-related cash receipts and disbursements. Examples of such property accounting services include, but are not limited to, lease administration, monthly tenant billing and collections, rental revenue accounting, accounting for doubtful accounts, preparing rental expense recovery estimates and reconciliations, recording rental expenses, processing rental expense invoices and tenant reimbursement payments, accounting and budgeting for capital improvement projects, preparing and reviewing operating budgets, assisting in reporting and cash management for loan compliance purposes, and preparing account reconciliations and operating reports. Property accounting services do not include corporate-level accounting services that include, but are not limited to, consolidation, accounting and reporting analysis, and quality control reviews of accounting and reporting of third-party property accountants to ensure the accuracy, timeliness, and consistency of property accounting results. Property Accounting Services also do not include financial systems and software and consultants related thereto.

Prospectus. “Prospectus” has the meaning set forth in Section 2(10) of the Securities Act, including a preliminary Prospectus, an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public.

Real Estate Related Securities. The real estate related securities investments which are owned from time to time by the Corporation or the Operating Partnership.

Real Property. (i) Land, including the buildings located thereon, or (ii) land only, or (iii) the buildings only, which are owned from time to time by the Corporation or the Operating Partnership, either directly or through subsidiaries, joint venture arrangements or other partnerships. DST Properties shall also be deemed Real Property for the purposes of this definition.

REIT. A “real estate investment trust” under Sections 856 through 860 of the Code or as may be amended.

Sale or Sales. Any transaction or series of transactions whereby: (A) the Corporation or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Real Property or portion thereof, including the lease of any Real Property consisting of a building only, and including any event with respect to any Real Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Corporation or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Corporation or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Corporation or the Operating Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Real Property or portion thereof, including any event with respect to any Real Property which gives rise to insurance claims or condemnation awards; or (D) the Corporation or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any mortgage or portion thereof (including with respect to any mortgage, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) of amounts owed pursuant to such mortgage and any event which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Corporation or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other asset not previously described in this definition or any portion thereof.

Securities. Any Equity Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

Securities Act. The Securities Act of 1933, as amended.

Shares. The shares of all classes of the common stock of the Corporation.

Special OP Unitholders. The holders of Special Partnership Units in the Operating Partnership.

Special Partnership Units. Units of limited partnership interest in the Operating Partnership designated as Special Partnership Units in the Operating Partnership Agreement.

Sponsor. Any Person which (i) is directly or indirectly instrumental in organizing, wholly or in part, the Corporation, (ii) will control, manage or participate in the management of the Corporation, and any Affiliate of any such Person, (iii) takes the initiative, directly or indirectly, in founding or organizing the Corporation, either alone or in conjunction with one or more other Persons, (iv) receives a material participation in the Corporation in connection with the founding or organizing of the business of the Corporation, in consideration of services or property, or both services and property, (v) has a substantial number of relationships and contacts with the Corporation, (vi) possesses significant rights to control Real Properties, (vii) receives fees for providing services to the Corporation which are paid on a basis that is not customary in the industry, or (viii) provides goods or services to the Corporation on a basis which was not negotiated at arm's-length with the Corporation. “Sponsor” does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.

Stockholders. The registered holders of the Corporation's Shares.

Termination Date. The date of termination of this Agreement, including by non-renewal.

Total Operating Expenses. All costs and expenses paid or incurred by the Corporation, as determined under GAAP, that are in any way related to the operation of the Corporation or to corporate business, including the Advisory Fee, but excluding (i) the expenses of raising capital such as Organizational and Offering Expenses, Private Organizational and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) incentive fees paid in compliance with the

NASAA REIT Guidelines; (vi) Acquisition Fees and Acquisition Expenses, (vii) real estate commissions on the Sale of Real Property, and (viii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property). The definition of “Total Operating Expenses” set forth above is intended to encompass only those expenses which are required to be treated as Total Operating Expenses under the NASAA REIT Guidelines. As a result, and notwithstanding the definition set forth above, any expense of the Corporation which is not part of Total Operating Expenses under the NASAA REIT Guidelines shall not be treated as part of Total Operating Expenses for purposes hereof.

Total Project Cost. With regard to any Real Property acquired prior to or during the development, construction or improvement stages, all hard and soft costs and expenses paid or incurred by or on behalf of the Corporation that are in any way related to the development, construction, improvement or stabilization (including tenant improvements) of such Real Property, including, but not limited to, any debt, whether borrowed or assumed, land and construction costs.

2%/25% Guidelines. For any year in which the Corporation qualifies as a REIT, the requirement pursuant to the NASAA REIT Guidelines that, in any period of four consecutive fiscal quarters, Total Operating Expenses not exceed the greater of 2% of the Corporation's Average Invested Assets during such 12-month period or 25% of the Corporation's Net Income over the same 12-month period.

Unitholders. The holders of OP Units.

Valuation Procedures. The valuation procedures adopted by the Board, as amended from time to time.

VPU. Average value per unit, which on any given date shall be equal to (i) the Operating Partnership NAV on such date, divided by (ii) the aggregate number of OP Units of all classes outstanding on such date.

Weighted-Average Distributions per OP Unit. For a particular period of time, an amount equal to the ratio of (i) the aggregate distributions paid or accrued in respect of all OP Units during the applicable period, divided by (ii) the weighted-average number of OP Units of all classes outstanding during the applicable period, calculated in accordance with GAAP applied on a consistent basis.

2.APPOINTMENT. The Corporation and the Operating Partnership hereby appoint the Advisor to serve as their advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.
3.DUTIES OF THE ADVISOR. The Advisor undertakes to use commercially reasonable efforts to present to the Corporation and the Operating Partnership potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Corporation as determined and adopted from time to time by the Directors. The Advisor is registered as an investment adviser under the Advisers Act of 1940 (the “Advisers Act”) and undertakes to perform its duties consistent with applicable law. In performance of these undertakings, subject to the supervision of the Directors and consistent with the provisions of the Articles of Incorporation and Bylaws and the Operating Partnership Agreement, the Advisor shall, either directly or by engaging an Affiliated or non-Affiliated Person:

(a)	Fee-related Services.
(i)	Asset Management Services. The following services shall be provided by the Advisor or one of its Affiliates in consideration of the fees described in Section 9(b) of this Agreement, subject to reimbursement for expenses as provided in Section 9(a), Section 10 and Section 12, or as otherwise provided under this Agreement:
(1)	participate in formulating an investment strategy and asset allocation framework consistent with achieving our investment objectives;
(2)	monitor the operating performance of the investments of the Corporation and/or the Operating Partnership;
(3)	oversee the leasing activities of the Corporation’s portfolio including but not limited to negotiations with prospective and existing tenants and leasing arrangements with Affiliated and non-Affiliated leasing brokers;
(4)	oversee Affiliated and non-Affiliated property managers who perform property management services for the Corporation or the Operating Partnership; and
(5)	oversee and negotiate service contracts for the Corporation’s Real Properties.
(ii)	Development Services. The Advisor may provide Development Services or Development Oversight Services with respect to Development Real Properties. The Advisor shall provide such Development Services in consideration for the Development Fee described in Section 9(c).
(iii)	Property Accounting Services. The Advisor may provide Property Accounting Services for any Real Property owned by the Corporation or Real Property in which the Corporation otherwise has an interest, such as through a joint venture. The Advisor shall provide such Property Accounting Services in consideration for the fee described in Section 9(d).
(b)	Non Fee-Related Services. The following services shall be provided by the Advisor or one of its Affiliates without consideration in the form of a separate fee, subject to reimbursement for expenses as provided in Section 10 and Section 12, or as otherwise provided under this Agreement:

(i)	Organizational and Offering Services.
(1)	manage and supervise the Offering of Shares and assist the Corporation in maintaining the registration of the Shares under federal and state securities laws and complying with all federal, state and local regulatory requirements applicable to the Corporation in respect of the Offering (including the Sarbanes-Oxley Act of 2002, as amended), including preparing or causing to be prepared all supplements to the Prospectus, post-effective amendments to the registration statement for any Offering and financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Act and the Securities Exchange Act of 1934, as amended; provided, however, that in all filings made under federal and state securities laws, the statements therein shall be made by solely the Corporation and not by the Advisor or any of its other Affiliates;
(2)	manage and supervise any private placements of any securities, and assist the Corporation in complying with all federal, state and local regulatory requirements applicable to the Corporation and its subsidiaries in respect of any private placements of any securities, including but not limited to tenancy-in-common or Delaware statutory trust beneficial interests in DST Properties, including preparing or causing to be prepared private placement memoranda and all supplements thereto; provided, however, that in all private placement memoranda, supplements thereto and any other offering materials, the statements therein shall be made by solely the Corporation and not by the Advisor or any of its other Affiliates;
(3)	along with a dealer manager, approve the participating broker dealers and negotiate the related selling agreements; and
(4)	assist in the preparation and approval of all marketing materials contemplated to be used by a dealer manager or others in an Offering or private placement.
(ii)	Acquisition and Disposition Services.
(1)	present to the Corporation and the Operating Partnership potential investment opportunities;
(2)	serve as the Corporation's and the Operating Partnership's investment and financial advisor and, as reasonably appropriate under the circumstances, provide research and economic and statistical data in connection with the Corporation's assets and investment policies;

(3)	subject to any required Board or Board committee approval, (i) locate, analyze and select potential investments, (ii) structure and negotiate the terms and conditions of transactions pursuant to which investments will be made; (iii) oversee and coordinate the making of investments by the Corporation and the Operating Partnership in compliance with the investment objectives and policies of the Corporation; and (iv) arrange, oversee and coordinate the financing and refinancing and the making of other changes in the asset or capital structure of investments;
(4)	perform due diligence on prospective investments;
(5)	upon request, provide the Directors with periodic reports regarding prospective investments;
(6)	notify and obtain the prior approval of the Board, any particular Directors specified by the Board or, if specified in a resolution or policy adopted by the Board, any committee of the Board or of the Advisor, as the case may be, for any and all investments in Real Properties;
(7)	oversee and coordinate the making of investments in Real Estate Related Securities or Debt Investments within the discretionary limits and authority as granted by the Board, or if no such discretionary limits have been established, with the prior approval of the Board, any particular Directors specified by the Board or any committee of the Board, as the case may be;
(8)	oversee and coordinate the disposition of Real Properties, Real Estate Related Securities or Debt Investments within the discretionary limits and authority as granted by the Board, or if no such discretionary limits have been established, with the prior approval of the Board, any particular Directors specified by the Board or any committee of the Board, as the case may be; and
(9)	negotiate with and engage selling brokers as necessary to dispose of Real Properties.
(iii)	Financing Services.
(1)	consult with the officers and Directors of the Corporation and assist the Directors in the formulation and implementation of the Corporation's borrowing policies, and, as necessary, furnish the Directors with advice and recommendations with respect to any borrowings proposed to be undertaken by the Corporation and/or the Operating Partnership; and
(2)	negotiate on behalf of the Corporation and the Operating

Partnership with banks or lenders for loans to be made to the Corporation and the Operating Partnership, and negotiate on behalf of the Corporation and the Operating Partnership with investment banking firms and broker-dealers or negotiate private sales of Shares and other Securities or obtain loans for the Corporation and the Operating Partnership, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Corporation or the Operating Partnership.
(iv)	Accounting and Administrative Services.
(1)	provide the daily management for the Corporation and the Operating Partnership and perform and supervise the various administrative functions reasonably necessary for the management of the Corporation and the Operating Partnership, unless expressly provided for elsewhere in this Agreement;
(2)	provide the Corporation and the Operating Partnership with, or arrange for the provision to the Corporation and the Operating Partnership of, all necessary cash management services;
(3)	consult with the Corporation’s officers and the Board and assist the Board in evaluating and obtaining adequate insurance coverage based upon risk management determinations;
(4)	implement and coordinate the processes with respect to the NAV Calculations, and in connection therewith, obtain appraisals performed by an Independent Valuation Advisor concerning the value of the Real Properties;
(5)	supervise one or more Independent Valuation Advisors and, if and when necessary, recommend to the Board its replacement; and
(6)	deliver to or maintain on behalf of the Corporation copies of all appraisals obtained in connection with the investments in Real Properties and all valuations of other Assets as may be required to be obtained by the Board;
(7)	in consultation with legal counsel, advise the Corporation regarding the maintenance of the Corporation’s exemption from the Investment Company Act of 1940, as amended, and monitor compliance with the requirements for maintaining an exemption from such act;
(8)	in consultation with legal counsel and other tax advisers, advise the Corporation regarding the maintenance of the Corporation’s status as a REIT and monitor compliance with the various REIT qualification tests and other rules set out in the Code and the regulations promulgated thereunder;
(9)	in consultation with legal counsel and other tax advisers, take all necessary actions to enable the Corporation and the Operating Partnership to make required tax filings and reports, including soliciting Stockholders for required information to the extent provided by the REIT provisions of the Code; and
(10)	oversee and resolve all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Corporation and the Operating Partnership may be involved or to which the Corporation and the Operating Partnership may be subject, arising out of the Corporation’s or the Operating Partnership’s day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board.
(v)	Stockholder Services.
(1)	in consultation with legal counsel, communicate on the Corporation’s or the Operating Partnership’s behalf with the respective holders of any of the Corporation’s or the Operating Partnership’s securities as required to satisfy the reporting and other requirements of any regulatory bodies or agencies and to maintain effective relations with such holders; and
(2)	oversee the performance of the transfer agent and registrar.
(vi)	Other Services.
(1)	oversee the development, construction and improvement, including tenant improvements, of Real Properties (including DST Properties) by third parties on behalf of the Corporation other than Development Real Properties which oversight services shall be deemed separate and not included in any of the services set forth in Section 3(a)(ii) above;
(2)	oversee and monitor third-party engineers, facility managers and property managers with regard to the effective building operations and maintenance of our Real Properties (including DST Properties);
(3)	oversee and coordinate the making of any private placement of OP Units, tenancy-in-common or other interests in Real Properties as may be approved by the Board;

(4)	provide internal legal services, either directly to the Corporation or as oversight of the Corporation’s outside counsel, which internal legal services shall be deemed separate and not included in any of the services set forth in Section 3(a) above;
(5)	investigate, select, and, on behalf of the Corporation and the Operating Partnership, oversee and coordinate the engagement of and business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder (whether for a fee or not), including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Corporation and the Operating Partnership with any of the foregoing;
(6)	oversee the provision of, or provide directly, insurance management services, including, without limitation, overseeing all related brokerage relationships, managing all related premium and expense allocations, managing all related claims reporting and oversite, answering and coordinating with broker questions regarding coverage, claims, reporting, etc., coordinating required certificates of insurance, coordinating review of sponsor’s and Joint Venture partners’ builder’s risk programs, and managing renewals;
(7)	from time to time, or at any time reasonably requested by the Directors, make reports to the Directors of its performance of services to the Corporation and the Operating Partnership under this Agreement, including reports with respect to potential conflicts of interest involving the Advisor or any of its affiliates; and
(8)	do all other things reasonably necessary to assure its ability to render the services described in this Agreement.

Notwithstanding the foregoing, the Advisor may delegate any of the foregoing duties to any Person so long as the Advisor or any Affiliate remains responsible for the performance of the duties set forth in this Section 3.

4.AUTHORITY OF ADVISOR.
(a)	Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Directors over the management of the Corporation, the Directors hereby delegate to the Advisor the authority to take, or cause to be taken, any and all actions and to execute and deliver any and all agreements, certificates, assignments, instruments or other documents and to do any and all things that, in the judgment of the Advisor, may be necessary or advisable in connection with the Advisor’s duties described in Section 3.
(b)	Notwithstanding the foregoing, any investment in Real Properties, including any acquisition of Real Property by the Corporation or the Operating Partnership (including any financing of such acquisition), will require the prior approval of the Board, any particular Directors specified by the Board or any committee of the Board, as the case may be.
(c)	If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents and other information required by them to properly evaluate the proposed transaction.

The prior approval of a majority of the Independent Directors not otherwise interested in the transaction and a majority of the Directors not otherwise interested in the transaction will be required for each transaction to which the Advisor or its Affiliates is a party. The Directors may, at any time upon the giving of written notice to the Advisor, modify or revoke the authority set forth in this Section 4. If and to the extent the Directors so modify or revoke the authority contained herein, the Advisor shall henceforth submit to the Directors for prior approval such proposed transactions involving investments in Real Property, Real Estate Related Securities, or Debt Investments as thereafter require prior approval, provided however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Corporation prior to the date of receipt by the Advisor of such notification.

5.BANK ACCOUNTS. The Advisor may establish and maintain one or more bank accounts in the name of the Corporation and the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Corporation and/or the Operating Partnership, under such terms and conditions as the Directors may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Directors and to the auditors of the Corporation.
6.RECORDS; ACCESS. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Corporation, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Corporation and the Operating Partnership.

7.LIMITATIONS ON ACTIVITIES. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Corporation as a REIT, (b) subject the Corporation to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Corporation, its Shares or its Securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws of the Corporation, except if such action shall be ordered by the Directors, in which case the Advisor shall notify promptly the Directors of the Advisor's judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Directors. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Directors so given. Notwithstanding the foregoing, the Corporation shall hold harmless the Advisor, its directors, officers, managers, members, employees and stockholders, and stockholders, managers, members, directors and officers of the Advisor's Affiliates for any act or omission by the Advisor, its directors, officers, managers, members, or employees, or stockholders, managers, members, directors or officers of the Advisor's Affiliates taken or omitted to be taken in the performance of their duties under this Agreement to the extent permitted under the Corporation’s Articles of Incorporation and under Section 18 hereof.
8.RELATIONSHIP WITH DIRECTORS. Subject to Section 7 of this Agreement and to restrictions advisable with respect to the qualification of the Corporation as a REIT, directors, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parents of an Affiliate, may serve as a Director and as officers of the Corporation, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Corporation shall receive any compensation from the Corporation for serving as a Director or officer other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Directors and no such Director shall be deemed an Independent Director for purposes of satisfying the Director independence requirement set forth in the Articles of Incorporation. Notwithstanding the foregoing, directors, officers and employees of the Advisor and its Affiliates that are also Directors or officers of the Corporation may receive compensation from the Advisor or its Affiliates for which the Advisor or its Affiliates are reimbursed by the Corporation pursuant to Section 10 of this Agreement.

9.FEES.
(a)	The fees described in Section 9(b) are compensation for the personnel and related employment costs incurred by the Advisor or its Affiliates in performing the applicable services, including but not limited to salaries and wages, benefits and overhead of all employees involved in the performance of such services, but not for the third-party costs incurred by the Advisor or its Affiliates in connection with the performance of such services, which third-party costs shall be separately reimbursed and are not included in the services provided by the Advisor and its Affiliates.
(b)	Advisory Fee. As compensation for asset management services rendered pursuant to Section 3(a)(i) hereof, the Corporation shall pay to the Advisor the Fixed Component of the Advisory Fee as set forth in this Section 9(b) and shall pay to a wholly-owned subsidiary of the Advisor the Performance Component of the Advisory Fee described in this Section 9(b). Provided that this Agreement has not been terminated, the Performance Component shall be paid to a wholly-owned subsidiary of the Advisor, in its capacity as the holder of the Special Partnership Units, as a performance participation interest with respect to the Special Partnership Units in the form of an allocation and distribution from the Operating Partnership pursuant to the Operating Partnership Agreement. At the election of the holder of the Special Partnership Units, all or a portion of the Performance Component shall be paid instead to the holder of the Special Partnership Units as a fee as set forth in this Section 9(b). If this election is not made on or before the first day of a calendar year to have all or a portion of the Performance Component paid as a fee in cash to the holder of the Special Partnership Units, then the Performance Component shall be paid as a distribution on the performance participation interest to the holder of the Special Partnership Units.
(i)	The Corporation shall pay to the Advisor the Fixed Component of the Advisory Fee, in an amount equal to 1/12th of 1.25% of (a) the applicable monthly NAV per Fund Interest times the weighted-average number of Fund Interests for such month and (b) the aggregate DST Property Consideration for all DST Properties. In calculating the Fixed Component of the Advisory Fee, the Corporation uses its NAV before giving effect to monthly accruals for the Fixed and Performance Components of the Advisory Fee, Distribution Fees payable to the Dealer Manager, or distributions payable on the Corporation’s outstanding Shares or OP Units held by third parties.
(ii)	The holder of the Special Partnership Units shall earn a Performance Component with respect to each calendar year (or partial calendar year) in which this Agreement is in effect in an amount equal to:
(A)	the lesser of (1) the amount equal to 12.5% of (a) the Annual Total Return Amount less (b) the Loss Carryforward Amount, and (2)

the amount equal to (x) the Annual Total Return Amount, less (y) the Loss Carryforward Amount, less (z) the Hurdle Amount;

multiplied by:

(B)	the weighted-average number of OP Units outstanding during the applicable year, calculated in accordance with GAAP as applied on a consistent basis;

(C)	provided, that the Performance Component shall at no time be less than zero.

Except as described in the definition of Loss Carryforward Amount in this Agreement, any amount by which the Annual Total Return Amount falls below the Hurdle Amount will not be carried forward to subsequent periods. If the Performance Component is payable pursuant to this Section 9(b)(ii), the holder of the Special Partnership Units shall be entitled to such payment or distribution, as applicable, even in the event that the total percentage return to Unitholders over any longer or shorter period, or the total percentage return to any particular Unitholder over the same, longer or shorter period, has been less than the Annual Total Return Amount used to calculate the Hurdle Amount. Neither the Advisor nor the holder of the Special Partnership Units shall be obligated to return any portion of any Advisory Fee paid based on the Corporation’s or the Operating Partnership’s subsequent performance.

If the Performance Component is being calculated with respect to a year in which the Corporation completes a Liquidity Event, for purposes of determining the Annual Total Return Amount, the change in VPU shall be deemed to equal the difference between the Ending VPU as of the end of the prior calendar year and the value per OP Unit determined in connection with such Liquidity Event. In connection with a Listing, for purposes of determining the Annual Total Return Amount, the change in VPU shall be deemed to equal the difference between the Ending VPU as of the end of the prior calendar year and an amount equal to the market value of the listed shares based upon the average closing price or, if the average closing price is not available, the average of the bid and asked prices, for the 30-day period beginning 90 days after such Listing. Upon a Liquidity Event other than a Listing, for purposes of determining the Annual Total Return Amount, the change in VPU shall be deemed to equal the difference between the Ending VPU as of the end of the prior calendar year and an amount equal to the consideration per Fund Interest received by holders of Fund Interests in connection with such Liquidity Event.

(iii)	The Advisory Fee will accrue monthly. The Fixed Component is payable monthly in arrears, as described in Section 9(b)(i) above. The Performance

Component with respect to any calendar year is payable after the completion of the NAV Calculations for December of such year. The Fixed Component shall be payable for each month in which this Agreement is in effect, even if the Agreement is in effect for a partial month. The Performance Component shall be payable for each calendar year in which this Agreement is in effect, even if the Agreement is in effect for a partial calendar year. If the Advisory Fee is payable with respect to any partial calendar month or calendar year, then the Fixed Component shall be prorated based on the number of days elapsed during any partial calendar month and the Performance Component shall be calculated based on the annualized total return amount determined using the total return achieved for the period of such partial calendar year. In the event this Agreement is terminated or its term expires without renewal, the partial period Fixed Component and Performance Component of the Advisory Fee shall be calculated and due and payable upon the Termination Date. In such event, for purposes of determining the Annual Total Return Amount, the change in VPU shall be determined based on a good faith estimate of what the NAV Calculations would be as of the Termination Date; provided, that, if this Agreement is terminated with respect to a Liquidity Event, the Performance Component will be due and payable in connection with such Liquidity Event and the Annual Total Return Amount shall be calculated as set forth in Section 9(b)(ii) above.
(iv)	In the event the Operating Partnership commences a liquidation of its Assets during any calendar year, the Advisor and the holder of the Special Partnership Units shall be paid the Advisory Fee from the proceeds of the liquidation and the Performance Component shall be calculated at the end of the liquidation period prior to the distribution of the liquidation proceeds to the Unitholders. The calculation of the Performance Component for any partial year shall be calculated consistent with the applicable provisions of Sections 9(b)(ii) and 9(b)(iii) above.
(v)	The measurement of the change in VPU for the purpose of calculating the Annual Total Return Amount is subject to adjustment by the Board to account for any dividend, split, recapitalization or any other similar change in the Operating Partnership’s capital structure or any distributions that the Board deems to be a return of capital if such changes are not already reflected in the Operating Partnership’s net assets.
(vi)	Notwithstanding anything to the contrary in this Section 9(b), upon the triggering of a Pro-Rata Period as defined in the Corporation’s share redemption program, payment or distribution of the Performance Component shall be deferred until all share redemption requests under the Corporation’s share redemption program are satisfied.
(c)	Development Fee. As compensation for Development Services and Development Oversight Services rendered pursuant to Section 3(a)(ii) hereof, the Advisor shall receive a Development Fee with respect to each Development Real Property. In connection with providing Development Services or Development Oversight Services, the Development Fee will be an amount that will be equal to 4.0% of Total Project Cost of such Development Real Property (or the Corporation’s proportional interest therein with respect to Real Property held in Joint Ventures or other entities that are co-owned). If the Advisor engages a third party to provide Development Services directly to the Corporation, the third party shall be compensated directly by the Corporation, and the Advisor shall receive the Development Fee if it provides the Development Oversight Services. The total of all Development Fees and Acquisition Expenses paid by the Corporation with respect to any Real Property shall not exceed 6% of the Contract Purchase Price or the Total Project Cost (as applicable) of such Real Property unless Development Fees in excess of such amount are approved by a majority of the Board of Directors, including a majority of the Independent Directors.
(d)	Property Accounting Fee. The Advisor may provide Property Accounting Services for any Real Property owned by the Corporation or Real Property in which the Corporation otherwise has an interest, such as through a joint venture. In exchange for Property Accounting Services provided by the Advisor, the Corporation shall pay the Advisor the difference between: (i) the property management fee charged with respect to each Real Property (the “Property Management Fee”), which reflects the market rate for all Real Property management services, including Property Accounting Services, based on rates charged for similar properties within the region or market in which the Real Property is located, and (ii) the amount actually paid to third-party property management firms for property management services, which excludes Property Accounting Services, which fee is based on an arms-length negotiation with a third-party property management service provider (the difference between (i) and (ii), the “Property Accounting Fee”). The tenant or tenants at each Real Property may reimburse the Corporation for all or a portion of the Property Management Fee.
(e)	Fees for Other Services. The Corporation (including through the Operating Partnership or other subsidiaries) may retain certain of the Advisor’s Affiliates from time to time for services relating to its investments or its operations, which may include property management services or property management oversight, construction management services, specialized expertise and dedicated resources in specific areas of real property, real estate-related securities or debt investments, leasing or leasing oversight services, corporate services, statutory services, acquisition services, transaction support services (including but not limited to coordinating with brokers, lawyers, accountants and other advisors, assembling relevant information, conducting financial and market analyses, and coordinating closing procedures), construction and development management or oversight services, and loan management and servicing, and within one or more such categories, providing services in respect of asset and/or investment administration, accounting, technology, tax preparation, finance (including but not limited to budget preparation and preparation and maintenance of corporate models), treasury, operational coordination, risk management, insurance placement, human resources, legal and compliance, valuation and reporting-related services, as well as services related to mortgage servicing, group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, property, title and/or other types of insurance, management consulting and other similar operational matters. Any fees or reimbursements paid to the Advisor’s Affiliates for any such services will not reduce the Advisory Fee or any other fees or reimbursements that may otherwise be owed to the Advisor or its Affiliates pursuant to this Agreement. Any such arrangements will be at market rates or reimbursement of costs incurred by the Affiliate in providing the services.
(f)	Loans from Affiliates. The Advisor or any Affiliate thereof may not make any loan to the Corporation or the Operating Partnership unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such loan approve the loan as being fair, competitive, and commercially reasonable and no less favorable to the Corporation or the Operating Partnership than loans between unaffiliated parties under the same circumstances.
(g)	Payment in Shares or OP Units. The fees due under this Section 9 shall be paid in cash; provided, however, that in lieu of cash, the Advisor may elect to receive the payment of the fees due under this Section 9 in any class of Shares or OP Units. Any such Shares or OP Units will be valued at the NAV per share applicable to such Shares or OP Units on the issue date. Such shares shall not be subject to any early redemption deduction under the Corporation’s share redemption program.
(h)	Exclusion of Certain Transactions. In the event the Corporation or the Operating Partnership shall propose to enter into any transaction with the Sponsor, the Advisor, a Director or any Affiliate thereof, then such transaction shall be approved by a majority of the Board of Directors (including a majority of the Independent Directors) as fair and reasonable to the Corporation.
10.EXPENSES.
(a)	In addition to the compensation paid to the Advisor pursuant to Section 9 hereof, the Corporation or the Operating Partnership shall pay directly or reimburse the Advisor or its Affiliates for all of the expenses paid or incurred by the Advisor or its Affiliates in connection with the services they provide to the Corporation and the Operating Partnership pursuant to this Agreement, including, but not limited to:
(i)	Organizational and Offering Expenses paid or incurred by the Advisor or any of its Affiliates; provided that after an Offering terminates, the Advisor shall reimburse the Corporation to the extent the Organizational and Offering Expenses with respect to such Offering that are borne by the Corporation exceed 15.0% of the Gross Proceeds raised in the completed

Offering; the Advisor shall be responsible for the payment of all the Corporation's Organizational and Offering Expenses in excess of the maximum amount permitted;
(ii)	Private Organizational and Offering Expenses paid or incurred by the Advisor or any of its Affiliates, except to the extent the Advisor or its Affiliates have agreed to receive a fee in lieu of reimbursement of such expenses therewith;
(iii)	Acquisition Expenses paid or incurred by the Advisor or any of its Affiliates;
(iv)	Disposition Expenses incurred in connection with the disposition of Assets;
(v)	the actual cost of goods and services used by the Corporation and obtained from Persons not affiliated with the Advisor, other than Acquisition Expenses, including brokerage fees paid in connection with the purchase and sale of Real Estate Related Securities or Debt Investments;
(vi)	interest and other costs for borrowed money, including discounts, points and other similar fees;
(vii)	taxes and assessments on income of the Corporation or Real Properties and any other taxes otherwise imposed on the Corporation;
(viii)	costs associated with insurance required in connection with the business of the Corporation or by the Directors as well as the costs associated with overseeing the provision of, or providing directly, insurance management services, including, without limitation, overseeing all related brokerage relationships, managing all related premium and expense allocations, managing all related claims reporting and oversite, answering or coordinating with broker questions regarding coverage, claims, reporting, etc., coordinating required certificates of insurance, coordinating review of sponsor’s or joint venture partners’ builder’s risk programs and managing renewals;
(ix)	expenses incurred in connection with financing transactions, including the financing or refinancing of Corporation properties and expenses related to the implementation and management of systems or software to report, analyze, and manage financing transactions, including consulting expenses related thereto;
(x)	expenses of managing and operating Real Properties owned by the Corporation, or Real Property in which the Corporation otherwise has an interest, such as through a joint venture, including, but not limited to, expenses related to Property Accounting Services provided by third parties, the expenses of which shall be paid by the direct or indirect subsidiary of the Corporation which owns the Real Property, and expenses related to financial systems and software and consultants related thereto;
(xi)	all expenses in connection with payments to the Directors and meetings of the Directors and Stockholders;
(xii)	personnel and related employment costs (including, but not limited to, compensation) and overhead (including, but not limited to, allocated rent paid to both third parties and an affiliate of the Advisor, equipment, utilities, insurance, travel and entertainment, and other costs) incurred by the Advisor or its Affiliates in performing the services described in Section 3 hereof, including but not limited to compensation (whether paid in cash, stock or other forms), benefits and other overhead of all employees involved in the performance of such services, provided that no reimbursement shall be made for such costs in connection with the services under Section 3(a), for services provided by an Affiliate of the Adviser for which the Corporation pays a separate fee pursuant to a separate agreement, or for compensation of the Corporation’s named executive officers unless the named executive officer provides services as described in Section 3(b)(v);
(xiii)	expenses associated with a Listing, if applicable, or with the issuance and distribution of Securities, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;
(xiv)	expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Corporation to the Stockholders;
(xv)	expenses of organizing, redomesticating, merging, liquidating or dissolving the Corporation or of amending the Articles of Incorporation or the Bylaws;
(xvi)	expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;
(xvii)	internal and external audit, accounting and legal fees and other fees for professional services relating to the operations of the Corporation and all such fees incurred at the request, or on behalf of, the Board, the Independent Directors or any committee of the Board;
(xviii)	all other costs incurred by the Advisor or its Affiliates in performing its duties hereunder.
(b)	Expenses incurred by the Advisor or its Affiliates on behalf of the Corporation and the Operating Partnership and payable pursuant to this Section 10 shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Corporation and the Operating Partnership and the calculation of the fees and commissions due under this Agreement during each month, and shall deliver such statement to the Corporation and the Operating Partnership within 45 days after the end of each month.
(c)	In lieu of cash, the Advisor may elect to receive the reimbursement of any of its expenses in any class of Shares. Any such Shares will be valued at the NAV per share applicable to such Shares on the issue date. Such shares shall not be subject to any early redemption deduction under the Corporation’s share redemption program.
11.OTHER SERVICES. Should the Directors request that the Advisor or any director, officer or employee thereof render services for the Corporation and the Operating Partnership other than set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors of the Corporation, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.
12.REIMBURSEMENT TO THE ADVISOR. For any year in which the Corporation qualifies as a REIT, the Corporation shall not reimburse the Advisor at the end of any fiscal quarter Total Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year. Any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Corporation or, at the option of the Corporation, subtracted from the Total Operating Expenses reimbursed during the subsequent fiscal quarter. If there is an Excess Amount in any Expense Year and the majority of the Independent Directors determine that such excess was justified based on unusual and nonrecurring factors which they deem sufficient, then the Excess Amount may be paid in the Expense Year and within 60 days after the end of such Expense Year there shall be sent to the stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such excess expenses were justified. Such determination shall be reflected in the minutes of the meetings of the Board of Directors. The Corporation will not reimburse the Advisor or its Affiliates for its personnel (and related employment) costs and overhead (including rent, insurance and other costs) incurred in connection with the services under Section 3(a) or services provided by an Affiliate of the Adviser for which the Corporation pays a separate fee pursuant to a separate agreement. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

13.	OTHER ACTIVITIES OF THE ADVISOR.
(a)	Nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any member, manager, director, officer, employee, or stockholder of the Advisor or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association and earn fees for rendering such services. The Advisor may, with respect to any investment in which the Corporation is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Corporation may enter into joint ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such joint ventures or arrangements, the Advisor may be engaged (directly or indirectly) to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service. The parties to this Agreement hereby acknowledge that the Advisor may provide advice and render services to Persons that will compete with the Corporation for investments.
(b)	The Advisor shall report to the Directors the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Corporation and its obligations to or its interest in any other partnership, corporation, limited liability company, firm, individual, trust or association. The Advisor or its Affiliates shall promptly disclose to the Directors knowledge of such condition or circumstance. If the Advisor, its members, managers, directors, employees or Affiliates thereof have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Corporation, it shall be the duty of the Directors (including the Independent Directors) to ensure that the Advisor and its Affiliates follow an allocation method that is reasonable and fairly applied. The Advisor shall provide the information necessary for the Directors to make this determination.
(c)	The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Corporation which is consistent with the investment policies and objectives of the Corporation, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Corporation even if the opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation. In the event an investment opportunity is located, the allocation procedure set forth in the private offering memorandum for the Corporation’s ongoing private offering of shares (as such procedures may be amended from time to time) shall govern the allocation of the opportunity among the Corporation and Affiliates of the Advisor.

14.TERM; TERMINATION OF AGREEMENT. This Agreement shall continue in force through April 30, 2026, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. It is the duty of the Directors to evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.
15.TERMINATION BY THE PARTIES. This Agreement may be terminated (i) immediately by the Corporation and/or the Operating Partnership for Cause or upon the bankruptcy of the Advisor, (ii) upon 60 days written notice without Cause and without penalty by a majority of the Independent Directors of the Corporation or (iii) upon 60 days written notice with Good Reason by the Advisor.
16.ASSIGNMENT. This Agreement may be assigned by the Advisor to an Affiliate with the approval of a majority of the Directors (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the approval of the Directors. This Agreement shall not be assigned by the Corporation or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Corporation or the Operating Partnership to a corporation, limited partnership or other organization which is a successor to all of the assets, rights and obligations of the Corporation or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Corporation and the Operating Partnership are bound by this Agreement. For the avoidance of doubt, this Agreement may not be assigned (as such term is defined in Section 205(a)(2) of the Advisers Act) or novated by the Advisor by operation of law or otherwise without consent as required under the Advisers Act; provided, that the Advisor may assign, subcontract, delegate or otherwise transfer any of its rights and obligations hereunder to any of its Affiliates.
17.PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION. Payments to the Advisor of unpaid expense reimbursements pursuant to this Section 17 shall be subject to the 2%/25% Guidelines to the extent applicable.
(a)	After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Corporation or the Operating Partnership within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement. In addition, in accordance with the provisions of Section 12, the Advisor shall be entitled to receive any Excess Amount (as defined in Section 12) for which the Independent Directors determined (before or after the Termination Date) that there was justification based on unusual and nonrecurring factors.
(b)	The Advisor shall promptly upon termination:
(i)	pay over to the Corporation and the Operating Partnership all money collected and held for the account of the Corporation and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
(ii)	deliver to the Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Directors;
(iii)	deliver to the Directors all assets, including Real Properties, Real Estate Related Securities and Debt Investments, and documents of the Corporation and the Operating Partnership then in the custody of the Advisor; and
(iv)	cooperate with the Corporation and the Operating Partnership to provide an orderly management transition.
18.INDEMNIFICATION BY THE CORPORATION AND THE OPERATING PARTNERSHIP. The Corporation and the Operating Partnership shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, including without limitation any liabilities, claims, damages or losses arising under any agreements related to an Offering or any private offering of any securities conducted by the Corporation or any of its subsidiaries, and related expenses, including reasonable attorneys' fees, subject to any limitations imposed by the laws of the State of Maryland or the Articles of Incorporation of the Corporation. Notwithstanding the foregoing, the Corporation and the Operating Partnership shall not provide for indemnification of the Advisor and its Affiliates, including their respective officers, directors, partners and employees, for any loss or liability suffered by the Advisor and its Affiliates, including their respective officers, directors, partners and employees, nor shall they provide that the Advisor and its Affiliates, including their respective officers, directors, partners and employees, be held harmless for any loss or liability suffered by the Corporation and the Operating Partnership, unless all of the following conditions are met:
(a)	The Advisor has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interest of the Corporation and the Operating Partnership;
(b)	The Advisor was acting on behalf of or performing services for the Corporation and the Operating Partnership;
(c)	Such liability or loss was not the result of negligence or misconduct by the Advisor; and
(d)	Such indemnification or agreement to hold harmless is recoverable only out of the Corporation's net assets and not from Stockholders.

Notwithstanding the foregoing, the Advisor and its Affiliates, including their respective officers, directors, partners and employees, shall not be indemnified by the Corporation and the Operating Partnership for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by the Advisor and its Affiliates, including their respective officers, directors, partners and employees, unless one or more of the following conditions are met:

(a)	There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Advisor;
(b)	Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Advisor; or
(c)	A court of competent jurisdiction approves a settlement of the claims against the Advisor and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Corporation and the Operating Partnership were offered or sold as to indemnification for violation of securities laws.

In addition, the advancement of the Corporation's or the Operating Partnership's funds to the Advisor and its Affiliates, including their respective officers, directors, partners and employees, for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

(d)	The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation or the Operating Partnership;
(e)	The legal action is initiated by a third party who is not a shareholder or the legal action is initiated by a shareholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and
(f)	The Advisor undertakes to repay the advanced funds to the Corporation or the Operating Partnership, together with the applicable legal rate of interest thereon, in cases in which the Advisor is found not to be entitled to indemnification.
19.INDEMNIFICATION BY ADVISOR. The Advisor shall indemnify and hold harmless the Corporation and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys' fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are incurred by reason of the Advisor's bad faith, fraud, willful misfeasance, gross misconduct, gross negligence or reckless disregard of its duties, but the Advisor shall not be held responsible for any action of the Board of Directors in following or declining to follow any advice or recommendation given by the Advisor.

20.NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Directors and to the Corporation:

Ares Industrial Real Estate Income Trust Inc.
One Tabor Center

1200 Seventeenth Street, Suite 2900
Denver, CO 80202

To the Operating Partnership:

AIREIT Operating Partnership LP
One Tabor Center

1200 Seventeenth Street, Suite 2900
Denver, CO 80202

To the Advisor:

Ares Commercial Real Estate Management LLC
1800 Avenue of the Stars, Suite 1400

Los Angeles, CA 90067

Email: GeneralCounsel@aresmgmt.com

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 20.

21.MODIFICATION. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.
22.SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
23.CONSTRUCTION. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado.
24.ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

25.INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
26.GENDER. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
27.TITLES NOT TO AFFECT INTERPRETATION. The titles of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
28.EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
29.INITIAL INVESTMENT. The Advisor owns 20,000 Class I-R Shares, which were issued in connection with the original advisor’s initial investment in the Corporation of $200,000. The Advisor may not sell any of such Shares while the Advisor acts in such advisory capacity to the Corporation, provided, that such Shares may be transferred to Affiliates of the Advisor. The restrictions included above shall not apply to any other Securities acquired by the Advisor or its Affiliates. The Advisor shall not vote any Shares it now owns, or hereafter acquires, in any vote for the election of Directors or any vote regarding the approval or termination of any contract with the Advisor or any of its Affiliates.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Advisory Agreement (2025) as of April 30, 2025.

ARES INDUSTRIAL REAL ESTATE INCOME TRUST INC., a Maryland corporation
By:	/s/ Scott Seager
Name:	Scott Seager
Title:	Managing Director, Chief Financial Officer and Treasurer

ARES OPERATING PARTNERSHIP LP, a Delaware limited partnership By: Ares Industrial Real Estate Income Trust Inc., its Sole General Partner
By:	/s/ Scott Seager
Name:	Scott Seager
Title:	Managing Director, Chief Financial Officer and Treasurer

ARES COMMERCIAL REAL ESTATE MANAGEMENT LLC, a Delaware limited liability company
By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Vice President and Assistant Secretary